EPC Contract for CDQ Power Generation Project of

Xuzhou Tianyu Group

Employer (Party A): Xi’an Zhonghong New Energy Technology Co., Ltd

Contractor (Party B): Xi’an Huaxin New Energy Co., Ltd

Date signed: July 22, 2013

Signed at: Xi’an

Section One Agreement

Employer: Xi’an Zhonghong New Energy Technology Co., Ltd (Party A)

Contractor: Xi’an Huaxin New Energy Co., Ltd (Party B)

1. Party A, as the owner of the CDQ (coke dry quenching) power generation project at Jiangsu Tianyu Energy and Chemical Group Co., Ltd, has agreed Party B to be the EPC general contractor of the project.

2. Party B agrees to undertake this project. Pursuant to provisions contained herein, Party B will commit to the civil works, equipment procurement, transportation, installation and commissioning, and test run etc. The project is one turn-key project, and Party B is responsible for the quality, safety, duration and cost of the project.

3. Pursuant to “PRC Contract Law” and “PRC Construction Law” and applicable laws, regulations, and principles, on the basis of equality, fairness and in good faith, Party A and Party B agreed the following agreement:

I. Project Overview

Project name: CDQ and waste heat power generation project at Xuzhou Tianyu Group

Project location: Tian’an Chemical Co., Ltd. and Huayu Gas Co., Ltd. of Jiangsu Tianyu Energy and Chemical Group Co., Ltd.

Project content: Party B is contracted with construction of two CDQ and waste heat power generation projects at Jiangsu Tianyu Energy and Chemical Group Co., Ltd, including 1 x 170T/H CDQ and 1 x 25MW waste heat power plant at Tian’an Chemical Co., Ltd., and 1 x 170T/H CDQ and 1 x 25MW waste heat power plant at Huayu Gas Co., Ltd., two subsidiaries of Jiangsu Tianyu. Party B is responsible for civil works, equipment procurement, transportation, installation and commissioning, and test run etc. required for the operation of the CDQ and waste heat power plants.

II. Scope and Pattern of Project

1. Scope of work by Party B (contracting scope)

Party B undertakes the project as an EPC contractor and shall be responsible for civil works, equipment supply, equipment installation and commissioning, and final acceptance pursuant to national standards and project design approved by Party A. The scope of work by Party B is as follows:

(1)	All civil works included in the CDQ and waste heat power generation project;

(2)	Equipment (including imported equipment), installation material procurement, manufacture supervision, unloading, and storage, ensuring all equipment and products are up to standard;

(3)	Project construction and management;

(4)	Equipment installation;

(5)	Hot test run;

(6)	Commissioning;

(7)	Delivering the final acceptance report and documents to Party A.

2. The specific work scope is as follows:

(1)	Party B is responsible for the design and related costs;

(2)	Party B is responsible for civil works;

(3)	Party B is responsible for equipment procurement, installation and commissioning, tests, flaw detection for special facilities, pressure containers and pipes, and bearing the costs;

(4)	Party B is responsible for the commissioning, and bearing the costs;

(5)	Party B is responsible for application of others other than application of power grid connection (special construction permits, such as pressure containers and pipes);

(6)	Specific construction quantities are shown on the civil work and installation drawings (Party B is responsible for the drawing design). Party B is responsible for civil works, installation, and procurement of equipment for power plants, main and auxiliary materials;

(7)	Party A is responsible for the government approval of the project, application of access systems, remote control and communication systems, and bearing the costs;

(8)	Party B is responsible for the fuel costs during commissioning and test runs.

3. Contracting pattern: civil works, equipment procurement, installation, project duration, costs, quality, safety, services, and turn-key project.

4. Contract duration

(1) The commencement date of the project is the tenth calendar day after the contract is signed.

(2) Project termination date: the day after 72+24 hours of test run of the power plants.

(3) Total construction period: 12 months for single system.

(4) Project delivery day: final acceptance shall be conducted within 30 days after the 72+24 hour test run. The delivery day is the day all parties complete the acceptance and sign on the acceptance report.

5. Quality standard

Project quality standard: the project will be accepted in accordance with the “national quality standard”. Party B shall provide qualification certificates as per relevant department’s requests and cooperate with Party A to provide completion and acceptance documents.

6. Contract price

(1) Total contract price: RMB 400,000,000 (RMB 0.4 billion), RMB 200,000,000 (RMB 0.2 billion) for Tian’an, and RMB 200,000,000 (RMB 0.2 billion) for Huayu;

(2) The total contract price is the lump sum price including civil works, equipment supply, procurement of main and auxiliary materials, transportation, unloading of equipment and materials, second-time transportation, storage, labor, management, installation and commissioning, safety, water and electricity fees during installation, fees for maintenance, insurance, profit, taxes, provisions, risks, and fees for transportation, installation and disassembling of large machineries.

(3) Total contract price also includes extra costs for remote construction, temporary facility fees, antifreeze costs, safety fees (safety, environment protection and special needs), construction costs, night-time construction costs, high-rise construction costs, scaffold assembling and demolition costs, boiler pressure and pipeline checking costs, single test run, hot-test runs and maintenance costs. It also includes second-time transportation costs of equipment and material, increase in engineering costs caused by material price difference, changes and other costs.

(4) Increase and reduction of engineering costs due to change of detail design and markets shall be considered.

7. Payment

The payment shall be made in tranches for two systems at Tian’an and Huayu. The payment shall be made as follows:

7.1 Party A shall pay 15% of the price for a single system as the advance payment, which is RMB 30,000,000 (RMB 30 million), to Party B within 15 days after the contract is signed;

7.2 Party A shall pay 15% of the price for a single system as the progress payment, which is RMB 30,000,000 (RMB 30 million), to Party B after the primary design is approved;

7.3 Party A shall pay 20% of the price for a single system, which is RMB 40,000,000 (RMB 40 million), to Party B 7 days after the main equipment is ordered.

7.4 Party A shall pay 20% of the price for a single system, which is RMB 40,000,000 (RMB 40 million), to Party B within 2 months after the civil works started and equipment contract is signed.

7.5 Party A shall pay 15% of the price for a single system, which is RMB 30,000,000 (RMB 30 million), to Party B after the installation started and before main equipment is supplied.

7.6 Party A shall pay 15% of the price for a single system, which is RMB 30,000,000 (RMB 30 million), to Party B within 7 days after the installation is completed and ready for test runs.

7.7 Quality guarantee: 10% of the price for a single system, RMB 20,000,000 (RMB 20 million) of bank guarantee.

8. Documents that constitute the contract include:

(1) The contract

(2) Terms of the agreement

(3) Appendixes of the contract

(4) Applicable standards, regulations and technical documents

Written documents of negotiation and modification by both parties are part of this contract.

9. In accordance with the contract, Party B shall perform the contracting service till delivery of the project and be responsible for quality warranty within the warranty period. The warranty period is 12 months after the power plants are accepted or 18 months after the power plant construction is completed.

10. Party B promises to monitor and manage the project during its performance period, Party B shall:

(1) Submit project progress report;

(2) Accept the inspection to all parts of the project. For any unqualified parts, Party B shall redo it.

(3) Accept the supervision during the construction period and rectify the issues raised.

11. Party A commits to Party B to make payment pursuant to the schedule and method stated herein. Representative of Party A will discuss the issues raised about the construction. Party A is responsible for the project management fee.

12. The contract is executed effective as of the date representatives or agencies of both parties signed and sealed.

Section Two, Terms of the contract

I. Documents of the contract

1. Documents of the contract and sequence interpretation

1.1 Documents of the contract shall be interrelated and mutually explanatory of one another. Documents comprising the contract and the priority are as follows:

(1) The contract

(2) Terms of the contract

(3) Appendix of the contract

(4) Applicable standard, specifications and related technical documents

For implementation of the contract, written agreements or documents related to both Party A and Party B’s engineering negotiation, supplement and modification are deemed as part of the contract.

2. Language and applicable laws, standards and rules

2.1 Besides Chinese, the contract also uses the language of      /     .

2.2 Applicable laws and rules

Laws and administrative regulations required to be expressed clearly are: “Construction Law”, “Contract Law”, “Quality Regulations of Construction” and other current applicable national laws and local regulations.

2.3 Applicable standards and specifications

Applicable standards and specifications: “Power Construction and Technical Specification Acceptance”, “Quality Inspection and Assessment Standards of Thermal Power Construction”, “Safety Construction Regulations of Power Construction”, “Installation Construction and Technique Acceptance Regulation of Power Equipment” and related standards and rules etc..

Date of Party A to provide the standards and regulations:      /

Evens have no related standards and regulations in China: negotiation by both parties

II. General rights and obligations of both parties

1. Party A will accredit engineers.

2. Party A’s work

2.1 Party A shall complete the following works in accordance with the stipulated time and requirements:

(1) Required conditions of the construction site and time of satisfying the conditions: within 10 days prior to the commencement of construction.

(2) Arrange the water and electricity line, Party B shall connect the line to the required place for construction requirements.

(3) Roads connection time and requirements between the construction site and public ways: within 10 days prior to the commencement of construction.

(4) Provide information of engineering geology and underground pipeline: within 10 days prior to the commencement of construction.

(5) Approval for required certificate and documents construction handle by Party A and completion time: within 10 days prior to the commencement of construction

(6) Examination requirements of standard point and coordinate control point: within 10 days prior to the commencement of construction.

(7) Design drawing review and design completion time: within 5 days prior to the commencement of construction. (Presided over by Party A)

(8) Take coordination works of protecting underground pipelines, adjacent buildings, structures (including listed buildings) as well as old and famous trees surrounding the construction site.

(9) Based on current conditions of the Plant, provide accommodation and office for the construction works, the deficiency part shall be resolved by Party B.

(10) Responsible for the on-site and entrance security work.

(11) Works stipulated by both parties: negotiated by two parties

(12) All off-site construction works.

(13) Party A is responsible for coordination works between the owner and Party B.

2.2 Works entrusted to Party B by Party A: negotiated by both parties

3. Party B’s work

3.1 Party B shall complete the following works in accordance with stipulated time and Party A’s requirements

(1) Provide the name and completion date of the plan and statement:

(2) Undertake the safety work of construction and non-night construction lighting: Party A shall be responsible for the coordination. Party B provides and maintains the construction night lighting and the rail facilities. Party B is also responsible for the security in construction site.

(3) Related traffic in construction site, sanitation and noise management procedures handle by Party B: comply with the government and related departments’ regulations for the traffic, noise and environmental protection in the construction site, transact related procedures. Party A shall actively assist Party B, and Party B shall bare all costs arising from it.

(4) Special requirements and fees of completed product: refer to general item.

(5) Protection of underground pipelines, adjacent buildings, structures (including listed buildings) as well as old and famous trees surrounding the construction site.

(6) Sanitation and hygiene requirements of the construction site: refer to the general item

(7) Other works through negotiation.

III. Construction design and time limit

1. Schedule

1.1 Party B provides construction design (construction plan) and schedule

1.2 Schedule requirement related to group engineering:      /

2. Time limit exceed

2.1 The construction period shall be extended if time limit exceed by the following reasons:

(1) Construction cannot operate normally by virtue of delay of engineering fees paid by Party A;

(2) Major design changes caused by Party A

(3) Cut-off of water, electricity and gas supply for more than 24 hours in one week which is not Party B’s causes;

(4) Force majeure

2.2 Party B shall make a written notice for the construction delay within 7 days since the date the situations of above 2.1 occur. Party A may issue a confirmation after receiving the report within 7 days, no confirmed or amendments shall be deemed an agreement to the delay.

IV. Quality and acceptance

1 Party B shall notify to do concealment engineering checks and center acceptance 48 hours in advance, the construction shall be continued after confirmation.

V. Safety construction: refer to general item

VI. Contract price and adjustment

1. Contract price

1.1 Fixed total price shall be adopted in a stipulated scope for the contract price, taking lump sum fee containing tax, profit and management fees, which include:

(1) Engineering design cost;

(2) Equipment and materials fees used for the power plant; materials including main materials and auxiliary materials;

(3) Party B’s management fees in construction site; technical fees for construction, security costs, temporary facility fees; equipment and tool fees for construction;

(4) Material consumption fees, water and electricity fees for construction, construction fees in rainy season and scaffolding fees;

(5) Unloading fees, inspection and management for all equipment and material arriving to the construction site;(including warehouse or stack place of materials, or board on the shipping vehicle are shipped to the installation place);

(6) The quantity and price difference of the substitution material if material substitution is needed;

(7) Difficulties for specialty-intersecting construction;

(8) Direct and indirect costs on repairing, distribution, change and addition paint for equipment deformation and damage (caused by installation unit);

(9) A variety of construction allowances, such as night duty allowance and health subsidies;

(10) Entrance and exit fees of heavy machinery; addition fees for remote construction;

(11) Policy adjustment made by state; temporary costs for temporary shortage;

(12) Reasonable construction speed-up costs required by Party A, idleness costs caused by equipment delivery delay;

(13) Clean-up fees of the installation site; scrap removal within 20 km; pollution discharge fees of engineering;

(14) Fees of special tool for installation, production fees of tire tool; flat roof building and teardown fee;

(15) Fees for Sub-system’s non-load joint test, entire start (load linkage test) and debugging test;

(16) Addition labor cost and machinery cost for installation and production caused by low efficiency by virtue of hostile environment;

(17) Cost for road maintenance, road transportation management, insurance, and vehicle usage happen in machine-team of construction;

(18) Costs caused by water and electricity cut-off; addition fees for exceeding rated water;

1.2 Contract price and other adjustment factors stipulated by both parties;

Either party shall not change the contract price except for the following situations and adjustable items pursuant to provisions contained herein.

(1) Increase or decrease of engineering costs exceeds 1% of the engineering’s total price and confirmed by Party A (including change of the filed construction and illustration);

(2) Increase or decrease in number of equipments with the approved design which is proposed by Party A and confirmed by parties, corresponding increase or decrease could be made;

(3) For any increase or decrease of engineering work on the design change caused by government reason, corresponding adjustment can be made after negotiation through both parties.

VII. Supply of equipment and materials

1. Party A will not provide any materials and equipment for this project.

2. Party B shall purchase materials and equipment.

2.1 Party B agreed: Party B shall provide all equipment relevant to field construction, CDQ system and power plant, cable, cable tray, insulation materials for insulation works, all valves and accessories, all auxiliary equipment as sheets, tubes, profiles, main materials, secondary steel and so on.

2.2 Party B shall provide materials warranty and product certificate for purchased equipment and materials.

2.3 Major auxiliary equipment purchased by Party B shall be provided by quality, reputable manufactures and design institute. Otherwise, Party B shall make free replacement for products and equipment approved by Party A without preconditions.

VIII. Final acceptance and settlement

1. Final acceptance

1.1 Party B agrees to provide built drawings: Party B shall submit one copy of build drawings, full completion data in quadruplicate and all electronic copy (provide by institute) to Party A; Submission time: within 30 days since date of completion and commissioning.

1.2 Completion conditions for the project: pursuant to relevant regulations of completion and acceptance conditions of the nation, Party B shall provide Party A one copy of full build drawings, completion data in quadruplicate and application report of completion and acceptance. Party A will identify and assess with quality supervision departments.

1.3 Project has single-unit operation and no-load test conditions, and Party A shall be informed 24 hours early. The notice includes: test content, time, location, engineering test record by Party B and so on. When the test passed, Party A or its representative shall sign on the test record.

At the backfill of hidden civil engineering, Party B must inform Party A and supervisor 48 hours before the acceptance (include the name, time and location of the hidden project), the bidden project shall be deemed qualified if Party A does not appear on the scene. Installation works with subsystem test conditions: Party B arranges the test and informs Party A with a 48 hours notice which includes: test content, time, location and preparatory work by outsourcer. Three parties sign the test record when the test passed and final acceptance may be started.

1.4 The field construction shall have a pass rate of 100%, other non-main production shall have a pass rate of 95%. The installation works by Party B shall have a pass rate of 95%, the main production system should have a good rate of acceptance with no less than 90%. If 90% cannot be met, a penalty of 5% of the total cost will be charged.

1.5 After completion and acceptance of the project, Party B shall prepare the completion of the project accounts and submit to Party A for approval.

1.6 Organization, coordination and technical guidance when the full system was tested (load linkage test): Party A shall provide operating personnel and Party B shall be responsible for commissioning and specific implementation.

IX.   Breach of contract, claim, indemnity and reward

1. Breach of contract:

1.1 Party B shall pay an indemnity of 5,000 Yuan for each day of construction delay.

1.2 Party B ensures to complete the construction within the contract settled date and strives to complete in advance, expect for force majeure.

1.3 Party B will obtain a reward of 5,000 Yuan for each day in advance.

1.4 Any quality issue of the project caused by Party B, or there are quality problems of the equipment chosen by Party B, any loss shall be undertaken by Party B.

2. Disputes

2.1 Both parties agree when there is a dispute happens during the performance of the contract:

(1) Be conciliate by relevant authorities

(2) If any dispute is not resolved by friendly consultations within [sixty (60)] days after the date such consultations were first requested by a Party, then any Party may submit a lawsuit in the people’s court where Party A locates.

X. Miscellaneous

1. Subcontract

1.1 Party A has the right to adjust the contracting content if the construction period, quality and condition of the work finished or unfinished do not reach Party A’s requirements. The price difference for the adjusted part is borne by Party B.

2. Force majeure

2.1 Both parties agreed on force majeure: objective situation that cannot be foreseen, avoided or overcome.

3. Insurance

3.1 Two parties agreed to insure the content of this project as follows:

(1) Party A’s insurance content:      /

Insurance matters Party A entrusted to Party B:      /

(2) Party B’s insurance content:      /

4. Guarantees

Each party represents and warrants to the other Party:

(1) Party B provide performance guarantees to Party A in the form of:      /     , guaranty contract is the annex to this contract;

(2) Other matters agreed by both parties:      /     .

5. Others

(1) In the event of any breach of contract, both Parties shall attempt in the first instance to resolve such breach through friendly consultations.

(2) This contract is in duplicate, each party holds one. All of the following are enforceable by law: terms of contract, agreement, plan drawings, construction drawings, tender documents, tender, tender meetings, bid notices and so on. This main contract has the highest effect.

(3) This contract has been executed effective as of the date signed and sealed by both parties; This Contract shall terminate upon the project completion and acceptance and the maintenance period expires.

(4) If there are changes and additions after the contract signed, a supplementary contract or agreement shall be made in a written form which with is enforceable by law and equally binding with the contract.

The remainder of this page is intentionally left blank.

(Signature page)

Outsourcer:	Contractor:

Xi’an Zhonghong New Energy Technology Co.,Ltd.	Xi’an Huaxin energy engineering Co.,Ltd.

Commission representative:	Commission representative:

Date: 7/22/2013	Date:7/22/2013